                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 --------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (Amendment No. )1

                             Rotech Healthcare Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                         Common Stock, $.0001 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    778669101
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  June 20, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

                                 --------------

Check the  appropriate box to designate the rule pursuant to which this Schedule is filed:

            /  /        Rule 13d-1(b)

            / x/        Rule 13d-1(c)

            /  /        Rule 13d-1(d)

--------
            1 The  remainder  of this  cover  page  shall  be  filled  out for a reporting person's initial filing on this form with respect to the subject class of securities,  and for any subsequent  amendment  containing  information which would alter the disclosures provided in a prior cover page.

            The  information  required in the remainder of this cover page shall not be deemed to be "filed"  for the  purpose  of  Section 18 of the  Securities
Exchange Act of 1934 or otherwise  subject to the liabilities of that section of the Act but shall be subject to all other  provisions of the Act  (however,  see the Notes).

----------------------                                        ------------------
CUSIP No. 778669101                   13G                     Page 2 of 17 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE PARTNERS, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,520,600 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               1,520,600 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,520,600 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 778669101                   13G                     Page 3 of 17 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL MANAGEMENT, L.P.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,520,600 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               1,520,600 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                    1,520,600 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     PN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 778669101                   13G                     Page 4 of 17 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        NEWCASTLE CAPITAL GROUP, L.L.C.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,520,600 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               1,520,600 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,520,600 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     OO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 778669101                   13G                     Page 5 of 17 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        MARK E. SCHWARZ
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        USA
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   1,520,600 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               1,520,600 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     1,520,600 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     6.0%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     IN
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 778669101                   13G                     Page 6 of 17 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        HALLMARK FINANCIAL SERVICES, INC.
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        NEVADA
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   55,000 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               55,000 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     55,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     LESS THAN 1%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     C0
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 778669101                   13G                     Page 7 of 17 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        TEXAS
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   30,000 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               30,000 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     30,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     LESS THAN 1%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     C0
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 778669101                   13G                     Page 8 of 17 Pages
----------------------                                        ------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S.  IDENTIFICATION  NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                        PHOENIX INDEMNITY INSURANCE COMPANY
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) /X/
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         CITIZENSHIP OR PLACE OF ORGANIZATION

                        ARIZONA
--------------------------------------------------------------------------------
  NUMBER OF       5       SOLE VOTING POWER
   SHARES
BENEFICIALLY                   25,000 shares
  OWNED BY
   EACH
 REPORTING
PERSON WITH    -----------------------------------------------------------------
                  6       SHARED VOTING POWER

                               0 shares
               -----------------------------------------------------------------
                  7       SOLE DISPOSITIVE POWER

                               25,000 shares
               -----------------------------------------------------------------
                  8       SHARED DISPOSITIVE POWER

                               0 shares
--------------------------------------------------------------------------------
     9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
               REPORTING PERSON

                     25,000 shares
--------------------------------------------------------------------------------
    10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
               CERTAIN SHARES*                                               / /

--------------------------------------------------------------------------------
    11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     LESS THAN 1%
--------------------------------------------------------------------------------
    12          TYPE OF REPORTING PERSON*

                     CO
================================================================================

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

----------------------                                        ------------------
CUSIP No. 778669101                   13G                     Page 9 of 17 Pages
----------------------                                        ------------------

Item 1(a).  Name of Issuer:

            Rotech Healthcare Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            2600 Technology Drive, Suite 300
            Orlando, Florida 32804

Item 2(a).  Name of Person Filing:

            This statement is jointly filed by Newcastle Partners, L.P., a Texas limited  partnership ("NP"),  Newcastle Capital Management,  L.P., a
            Texas limited partnership ("NCM"),  Newcastle Capital Group, L.L.C., a Texas limited liability company ("NCG"), Mark E. Schwarz (together with NP, NCM and NCG, the "Newcastle  Parties"),  Hallmark Financial
            Services, Inc., a Nevada corporation ("Hallmark"), American Hallmark
            Insurance  Company of Texas, a Texas corporation  ("American"),  and
            Phoenix  Indemnity   Insurance  Company,   an  Arizona   corporation
            ("Phoenix")  (together  with  Hallmark and  American,  the "Hallmark
            Parties") (collectively,  the "Reporting Persons").  Because Mark E.
            Schwarz is the managing  member of NCG, which is the general partner of NCM, which in turn is the general partner of NP, each of NCM, NCG and  Mr.  Schwarz  may be  deemed,  pursuant  to Rule  13d-3  of the
            Securities  Exchange Act of 1934, as amended (the "Act"),  to be the beneficial  owners of all shares of Common Stock held by NP. Because
            American  and Phoenix are  wholly-owned  subsidiaries  of  Hallmark,
            Hallmark may be deemed, pursuant to Rule 13d-3 of the Act, to be the beneficial  owner of all the shares of Common Stock held by American
            and   Phoenix.   NP  has  a   controlling   interest  in   Hallmark.
            Additionally, Mr. Schwarz serves as the Chairman of the Board, Chief
            Executive  Officer  and  President  of  Hallmark.  Accordingly,  the
            Reporting  Persons are filing this joint  statement,  as they may be considered a "group"  under  Section  13(d)(3) of the Act.  However, neither the fact of this filing nor anything  contained herein shall be deemed to be an  admission by the  Reporting  Persons that such a group exists between the Hallmark Parties and the Newcastle Parties.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

1.    Newcastle Parties

      300 Crescent Court
      Suite 1110
      Dallas, Texas 75201

2.    Hallmark Parties
      777 Main Street, Suite 1000
      Fort Worth, Texas 76102

----------------------                                       -------------------
CUSIP No. 778669101                   13G                    Page 10 of 17 Pages
----------------------                                       -------------------

Item 2(c).  Citizenship:

1.    Newcastle Parties

      NP, NCM and NCG are organized  under the laws of the State of Texas.  Mark
      E. Schwarz is a citizen of the United States of America.

2.    Hallmark Parties

      Hallmark is organized  under the laws of the State of Nevada.  American is organized under the laws of the State of Texas. Phoenix is organized under the laws of the State of Arizona.

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.0001 per share

Item 2(e).  CUSIP Number:

            778669101

Item 3.     If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
            (c), Check Whether the Person Filing is a:

            /X/   Not Applicable

       (a)  / /   Broker or dealer  registered  under Section 15 of the Exchange
                  Act.

       (b)  / /   Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c)  / /   Insurance  company  as  defined  in  Section  3(a)(19)  of the
                  Exchange Act.

       (d) / /    Investment   company   registered   under  Section  8  of  the
                  Investment Company Act.

       (e) / /    An    investment    adviser    in    accordance    with   Rule
                  13d-1(b)(1)(ii)(E).

       (f) / /    An employee  benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F).

       (g) / /    A parent holding  company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G).

       (h) / /    A  savings  association  as  defined  in  Section  3(b) of the
                  Federal Deposit Insurance Act.

       (i) / /    A church  plan  that is  excluded  from the  definition  of an investment  company under Section  3(c)(14) of the  Investment
                  Company Act.

----------------------                                       -------------------
CUSIP No. 778669101                   13G                    Page 11 of 17 Pages
----------------------                                       -------------------

       (j) / /    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.   Ownership

1.     NP

      (a)     Amount beneficially owned:

              1,520,600 shares*

      (b)     Percent of class:

              6.0% (based on 25,376,995 shares of Common Stock outstanding as of
              May 2, 2005 as reported in the  Issuer's  Schedule  14A filed with the Securities and Exchange Commission on May 2, 2005)

      (c)     Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote

              1,520,600 shares*

     (ii)     Shared power to vote or to direct the vote

              0 shares

    (iii)     Sole power to dispose or to direct the disposition of

              1,520,600 shares*

     (iv)     Shared power to dispose or to direct the disposition of

              0 shares

* By virtue of their  relationship with NP, each of NCM, NCG and Mr. Schwarz may be deemed to beneficially own the 1,520,600 shares of Common Stock of the Issuer held by NP.

2.     American

      (a)     Amount beneficially owned:

              30,000 shares**

----------------------                                      --------------------
CUSIP No. 778669101                   13G                   Page 12 of 17 Pages
----------------------                                      --------------------

      (b)     Percent of class:

              Less  than  1%  (based  on  25,376,995   shares  of  Common  Stock
              outstanding as of May 2, 2005 as reported in the Issuer's Schedule
              14A filed with the  Securities  and Exchange  Commission on May 2,
              2005)

      (c)     Number of shares as to which such person has:

      (i)     Sole power to vote or to direct the vote

              30,000 shares**

     (ii)     Shared power to vote or to direct the vote

              0 shares

    (iii)     Sole power to dispose or to direct the disposition of

              30,000 shares**

    (iv)      Shared power to dispose or to direct the disposition of

              0 shares

3.  Phoenix

    (a)       Amount beneficially owned:

              25,000 shares**

    (b)       Percent of class:

              Less  than  1%  (based  on  25,376,995   shares  of  Common  Stock
              outstanding as of May 2, 2005 as reported in the Issuer's Schedule
              14A filed with the  Securities  and Exchange  Commission on May 2,
              2005)

    (c)       Number of shares as to which such person has:

    (i)       Sole power to vote or to direct the vote

              25,000 shares**

   (ii)       Shared power to vote or to direct the vote

              0 shares

----------------------                                       -------------------
CUSIP No. 778669101                   13G                    Page 13 of 17 Pages
----------------------                                       -------------------

   (iii)     Sole power to dispose or to direct the disposition of

             25,000 shares**

    (iv)     Shared power to dispose or to direct the disposition of

             0 shares

** By virtue of its  relationship  with  American and  Phoenix,  Hallmark may be deemed to  beneficially  own the 30,000  shares of Common Stock held by American and the 25,000 shares held by Phoenix.

Item 5.      Ownership of Five Percent or Less of a Class.

             If this  statement is being filed to report the fact that as of the date hereof the reporting  person has ceased to be the beneficial  owner of more than five percent of the class of securities, check the following [ ].

Item 6.      Ownership of More than Five Percent on Behalf of Another Person.

             Not Applicable

Item 7.      Identification  and Classification of the Subsidiary Which Acquired
             the Security  Being  Reported on by the Parent  Holding  Company or
             Control Person.

             Not Applicable

Item 8.      Identification and Classification of Members of the Group.

             See Exhibit A.

Item 9.      Notice of Dissolution of Group.

             Not Applicable

Item 10.     Certifications.

             By signing  below I certify  that,  to the best of my knowledge and belief, the securities  referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing  the control of the issuer of the  securities  and were not acquired and are not held in  connection with or as a participant in any transaction having that purpose or effect.

----------------------                                      --------------------
CUSIP No. 778669101                   13G                   Page 14 of 17 Pages
----------------------                                      --------------------

                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief,
I certify that the information set forth in this statement is true, complete and correct.

Dated:   June 30, 2005                   NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL GROUP, L.L.C.

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         /s/ Mark E. Schwarz
                                         -----------------------------------
                                         MARK E. SCHWARZ

                                         HALLMARK FINANCIAL SERVICES, INC.

                                         By: /s/ Mark E. Schwarz
                                             -------------------------------
                                             Mark E. Schwarz, Chief Executive
                                             Officer

----------------------                                       -------------------
CUSIP No. 778669101                   13G                    Page 15 of 17 Pages
----------------------                                       -------------------

                                         AMERICAN HALLMARK INSURANCE
                                         COMPANY OF TEXAS

                                         By: /s/ Mark J. Morrison
                                             -------------------------------
                                             Mark J. Morrison, Chief Operating
                                             Officer

                                         PHOENIX INDEMNITY INSURANCE
                                         COMPANY

                                         By: /s/ Mark J. Morrison
                                             -------------------------------
                                             Mark J. Morrison, Chief Operating
                                             Officer

----------------------                                       -------------------
CUSIP No. 778669101                   13G                    Page 16 of 17 Pages
----------------------                                       -------------------

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

            The  undersigned  hereby  agree that the  Statement  on Schedule 13G dated  June 30,  2005 with  respect  to the  shares  of  Common  Stock of Rotech
Healthcare Inc. and any further  amendments  thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned  pursuant to and in accordance with the provisions of Rule  13d-1(k)(1)  under the Securities
Exchange Act of 1934, as amended.

Dated:   June 30, 2005                   NEWCASTLE PARTNERS, L.P.

                                         By: Newcastle Capital Management, L.P.,
                                             its general partner
                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL MANAGEMENT, L.P.

                                         By: Newcastle Capital Group, L.L.C.,
                                             its general partner

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         NEWCASTLE CAPITAL GROUP, L.L.C.

                                         By: /s/ Mark E. Schwarz
                                             ----------------------------------
                                             Mark E. Schwarz, Managing Member

                                         /s/ Mark E. Schwarz
                                         -----------------------------------
                                         MARK E. SCHWARZ

                                         HALLMARK FINANCIAL SERVICES, INC.

                                         By: /s/ Mark E. Schwarz
                                             -------------------------------
                                             Mark E. Schwarz, Chief Executive
                                             Officer

----------------------                                       -------------------
CUSIP No. 778669101                   13G                    Page 17 of 17 Pages
----------------------                                       -------------------

                                         AMERICAN HALLMARK INSURANCE
                                         COMPANY OF TEXAS

                                         By: /s/ Mark J. Morrison
                                             -------------------------------
                                             Mark J. Morrison, Chief Operating
                                             Officer

                                         PHOENIX INDEMNITY INSURANCE
                                         COMPANY

                                         By: /s/ Mark J. Morrison
                                             -------------------------------
                                             Mark J. Morrison, Chief Operating
                                             Officer